EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-91774,  333-97529, 333-108179, 333-141088, 333-172079, 333-190289 and 333-224653 on Form S-8 of our reports dated February 26, 2020, relating to the consolidated financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ferro Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

March 2, 2020